As filed with the Securities and Exchange Commission on June 27, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of registrant as specified in charter)

Delaware	41-0449260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

420 Montgomery Street San Francisco, California (800) 292-9932	94163
(Address of principal executive offices)	(Zip code)

Wells Fargo & Company Long-Term Incentive Compensation Plan

(Full title of the plan)

Doug Edwards

Executive Vice President and Interim General Counsel

Wells Fargo & Company

301 S College Street

Charlotte, NC 28202

(704) 374-4475

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Maggi Bixler

Senior Vice President and Managing Counsel

Wells Fargo & Company

MAC D1130-161

301 S. Tryon St.

Charlotte, NC 28202

(704) 410-7025

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $1-2/3 par value	200,000,000 Shares(1)	$46.46(2)	$9,292,000,000(2)	$1,126,190.40

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Act”), this registration statement covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Act, based on the average of the high and low sales prices of Wells Fargo & Company common stock, as reported on the New York Stock Exchange on June 24, 2019 in accordance with Rule 457(c) under the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents (or portions thereof) filed by Wells Fargo & Company (“Wells Fargo”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than the portions of those documents not deemed to be filed). All documents were filed with the Commission under File No. 001-02979.

(a)   Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2018, including information specifically incorporated by reference into the Form 10-K from Wells Fargo’s 2018 Annual Report to Stockholders and Wells Fargo’s Proxy Statement for the 2019 Annual Meeting of Stockholders;

(b)   Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

(c)   Wells Fargo’s Current Reports on Form 8-K filed January  3, 2019, January 4, 2019, January 7, 2019, January 11, 2019, January  15, 2019 (two filings), January  22, 2019, January  24, 2019 (two filings), January  25, 2019, January 29, 2019, January 30, 2019, January 31, 2019, February  1, 2019, February 5, 2019, February 6, 2019, February 7, 2019, February  8, 2019, February 11, 2019, February 14, 2019, February 15, 2019, February 20, 2019, February 22, 2019, February  26, 2019 (two filings), February  27, 2019, February 28, 2019, March  4, 2019, March 6, 2019, March  7, 2019, March 11, 2019, March  14, 2019, March 18, 2019, March  20, 2019, March 22, 2019, March  25, 2019, March 26, 2019, March  28, 2019 (two filings), March  29, 2019, April 1, 2019, April  2, 2019, April 3, 2019, April  4, 2019, April 9, 2019, April 12, 2019 (two filings), April  18, 2019, April 23, 2019, April  24, 2019, April  26, 2019 (two filings), April  30, 2019, May 2, 2019, May  3, 2019, May 6, 2019, May  7, 2019, May 17, 2019, May  20, 2019, (two filings), May  24, 2019, May  29, 2019 (two filings), May  30, 2019, May 31, 2019, June  4, 2019, June 5, 2019, June  6, 2019, June 7, 2019, June  12, 2019, June 17, 2019, June  18, 2019, June 19, 2019, June 24, 2019; and

(d)   Exhibit 99(e) to Wells Fargo’s Form 10-Q for the quarter ended March 31, 2003, which exhibit contains a description of Wells Fargo & Company common stock, including any amendment or report filed to update such description.

All reports and/or documents filed by Wells Fargo with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, except for such reports and/or other documents (or portions thereof) that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of Wells Fargo provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 27, 2019.

WELLS FARGO & COMPANY

By:	/s/ C. Allen Parker
C. Allen Parker
Interim CEO and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 27, 2019 by the following persons in the capacities indicated:

/s/ C. Allen Parker	Interim CEO and President
C. Allen Parker	(Principal Executive Officer)

/s/ John R. Shrewsberry	Senior Executive Vice President and
John R. Shrewsberry	Chief Financial Officer
(Principal Financial Officer)

/s/ Richard D. Levy	Executive Vice President and Controller
Richard D. Levy	(Principal Accounting Officer)

JOHN D. BAKER II CELESTE A. CLARK THEODORE F. CRAVER, JR. ELIZABETH A. DUKE WAYNE M. HEWETT DONALD M. JAMES	MARIA R. MORRIS JUAN A. PUJADAS JAMES H. QUIGLEY RONALD L. SARGENT SUZANNE M. VAUTRINOT	A majority of the Board of Directors*

*	C. Allen Parker, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ C. Allen Parker
C. Allen Parker
Attorney-in-Fact

EXHIBIT INDEX

Number	Description

5	Opinion of Maggi Bixler

23.1	Consent of Maggi Bixler (included in Exhibit 5)

23.2	Consent of KPMG LLP

24	Powers of Attorney

99	Wells Fargo & Company Long Term Incentive Compensation Plan, as amended and restated on April 23, 2019 (incorporated by reference to Exhibit 10(b) to the Company’s Current Report on form 8-K filed April 26, 2019).